NIXON PEABODY LLP

1300 Clinton Square

Rochester, New York 14604

(585) 263-1000

Fax: (585) 263-1600

September 12, 2013

Corning Natural Gas Holding Corporation

330 W. William St.

Corning, New York 14830

Ladies and Gentlemen:

We have acted as counsel to Corning Natural Gas Holding Corporation (the "Holding Company"), a New York corporation, in connection with the proposed issuance and exchange of shares of the Holding Company's common stock, par value $0.01 per share (the "Common Stock"), for all of the issued and outstanding shares of the common stock, par value $5.00 per share, of Corning Natural Gas Corporation ("Corning Gas"), a New York corporation, following the effectiveness of the Registration Statement on Form S-4, No. 333-190348 (the "Registration Statement") filed by the Holding Company with the Securities and Exchange Commission (the "Commission") and the adoption and approval by the shareholders of Corning Gas of the Agreement and Plan of Share Exchange (the "Plan of Exchange") as described in the proxy statement/prospectus forming a portion of the Registration Statement (the "Proxy Statement/Prospectus").

In connection with the foregoing, we have examined (i) the Registration Statement, (ii) the Proxy Statement/Prospectus, (iii)the Certificates of Incorporation of the Holding Company and Corning Gas, (iv) the Bylaws of the Holding Company and Corning Gas, (v) the Plan of Exchange, (vi) the form of certificate of exchange of the shares of Corning Gas, as subject corporation, for the shares of Common Stock of the Holding Company pursuant to Section 913 of the New York Business Corporation Law (the "Certificate of Exchange"), (vii) resolutions of the Board of Directors of the Holding Company authorizing the offering and the transactions contemplated by the Proxy Statement/Prospectus including the issuance of the shares of Common Stock in exchange for the outstanding shares of common stock of Corning Gas, and (viii) resolutions of the Board of Directors of Corning Gas authorizing the offering and the transactions contemplated by the Proxy Statement/Prospectus including the exchange for the outstanding shares of common stock of Corning Gas for the Common Stock issuable pursuant to the Plan of Exchange. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

As to questions of fact material to our opinions expressed herein, when relevant facts were not independently established, we have relied upon certificates of, and information received from, the Holding Company, Corning Gas and/or their respective representatives. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Holding Company and/or representatives of the Holding Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from public officials.

In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and assuming: (i) the Registration Statement being declared effective by the staff of the Securities and Exchange Commission, (ii) the adoption and approval of the Plan of Exchange by the shareholders of Corning Gas, and (iii) the filing of the Certificate of Exchange with the Department of State of the State of New York, we are of the opinion that the Common Stock to be issued by the Holding Company in exchange for all of the outstanding shares of common stock of Corning Gas pursuant to the Plan of Exchange has been duly and validly authorized and, when issued and delivered in accordance with the Plan of Exchange and the Certificate of Exchange, will be validly issued, fully paid and nonassessable, except as may be provided in Section 630 of the New York Business Corporation Law.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any other jurisdiction other than the laws of the State of New York and the federal law of the United States of America. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nixon Peabody LLP